Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

Ocuphire Pharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)
	Equity	Warrants	Other (3)	-	-
	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of Series A/B Warrants	Rule 457(o)
	Equity	Preferred Stock, par value $0.0001 per share	Other (4)
	Debt	Debt Securities
	Unallocated (Universal) Shelf					$175,000,000	$147.60 per $1,000,000	$25,830
Total Offering Amounts						$175,000,000.00		$25,830.00
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$25,830.00

(1)
These are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of securities and such indeterminate number of warrants to purchase common stock as shall have an aggregate initial offering price not to exceed $175,000,000. If any securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $175,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of securities as may be issued upon conversion of or exchange for preferred stock or securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(i) and Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).
(3)	No registration fee required pursuant to Rule 457(g).
(4)	No registration fee required pursuant to Rule 457(i).